EXHIBIT 99.1
LendingClub Announces Plan to Streamline Operations

Expects Annualized Run-Rate Savings of $25-30 Million in Compensation and Benefits
Provides Preliminary Financial Results for the Fourth Quarter and Full Year 2022
Schedules Fourth Quarter and Full Year 2022 Earnings Release and Conference Call

SAN FRANCISCO, January 12, 2023 – LendingClub Corporation (NYSE: LC) today announced a cost reduction and reorganization plan to align its operations to reduced marketplace revenue following the Federal Reserve’s historic pace of interest rate increases. The Company also provided preliminary results and scheduled the earnings release and conference call for the fourth quarter and full year 2022.

“We remain committed to championing the financial success of our customers while generating long-term profitable growth amid an increasingly challenging economic environment,” said Scott Sanborn, LendingClub’s CEO. “We have proactively implemented various measures to make this happen, including the very difficult decision to reorganize and reduce our workforce. These measures enable us to more closely align our expense structure to loan volume and revenue, while ensuring effective execution against our strategic priorities and long-term vision.”

Plan to Streamline Operations

LendingClub is reducing its workforce by 14%, or 225 employees, and expects to incur related non-recurring, pre-tax charges of approximately $5.7 million of which $4.4 million was expensed in the fourth quarter of 2022. The Company anticipates the workforce reductions will result in annualized run-rate savings in compensation and benefits of approximately $25 to $30 million in 2023.

Preliminary Financial Results for Fourth Quarter and Full Year 2022

During the fourth quarter of 2022, the Company originated $2.5 billion of loans and, based upon management’s current expectations, expects revenue and net income for the fourth quarter and full year 2022 within the following ranges:

	Fourth Quarter 2022	Full Year 2022
Revenue	$260 to $263 million	$1,185 to $1,188 million
Net Income	$21 to $24 million	$287 to $290 million

The estimates above are inclusive of the previously mentioned workforce reduction charges and the impacts from the acquisition of the MUFG Union Bank personal loan portfolio of $1.05 billion, which was disclosed on December 2, 2022.

Fourth Quarter and Full Year 2022 Earnings Release and Conference Call

LendingClub will report earnings for the fourth quarter and full year 2022 on Wednesday, January 25, 2023, after market hours. LendingClub will host a conference call to discuss the fourth quarter and full year 2022 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on the same day.

Submission of Conference Call Questions

In addition to questions asked live by analysts during the call, the company will also accept for consideration questions submitted via email prior to 12:00 p.m. Pacific Time (3:00 p.m. Eastern Time) on Tuesday, January 24, 2023. Please email questions to ir@lendingclub.com.

EXHIBIT 99.1
Webcast Information

A live webcast of the call will be available at http://ir.lendingclub.com under the Filings & Financials menu in Quarterly Results. To access the call please dial + 1 (844) 200-6205, or outside the U.S. +1 (929) 526-1599, with Access Code 786729 ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time).

Replay

An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available 1 hour after the end of the call until February 1, 2023 by calling +1 (866) 813-9403, or outside the U.S. + 44 (204) 525-0658, with Access Code 636433.

About LendingClub

LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. LendingClub Bank is the leading digital marketplace bank in the U.S., where members can access a broad range of financial products and services designed to help them pay less when borrowing and earn more when saving. Based on more than 150 billion cells of data and over $80 billion in loans, our advanced credit decisioning and machine-learning models are used across the customer lifecycle to expand seamless access to credit for our members, while generating compelling risk-adjusted returns for our loan investors. Since 2007, more than 4 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

Safe Harbor Statement

Some of the statements in this press release, including statements regarding financial results, the expected savings from the workforce reductions and macroeconomic conditions, are "forward-looking statements." The words "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "predict," "project," "will," "would" and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: the results of procedures to finalize fourth quarter and full year 2022 financial results; our ability to continue to attract and retain new and existing customers; competition; overall economic conditions; the interest rate environment; the regulatory environment; demand for the types of loans facilitated by us; default rates and those factors set forth in the section titled "Risk Factors" in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, as well as in our subsequent filings with the Securities and Exchange Commission. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: For Investors: IR@lendingclub.com; Media Contact: Press@lendingclub.com